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Exhibit 5

December 4, 2007
Board of Directors McCormick & Company, Incorporated 18 Loveton Circle Sparks, Maryland 21152

Ladies and Gentlemen:

        We are acting as counsel to McCormick & Company, Incorporated, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of one or more series of debt securities of the Company (the "Debt Securities"), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Debt Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board ("Board Action") consistent with the procedures and terms described in the Registration Statement and in accordance with the Charter and Bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Debt Securities; (ii) at the time of offer, issuance and sale of any Debt Securities, the Registration Statement will have become effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.1 to the Registration Statement; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) the Debt Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vi) the Company will remain a Maryland corporation.

        To the extent that the obligations of the Company with respect to the Debt Securities may be dependent upon such matters, we assume for purposes of this opinion that the trustee under the indenture for any Debt Securities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by such indenture; that such indenture has been duly authorized, executed and delivered by such trustee and constitutes the legal, valid and binding obligation of such trustee enforceable against such trustee in accordance with its terms; that such trustee is in compliance with respect to performance of its obligations under such indenture with all applicable laws and regulations; and that such trustee has the requisite organizational and legal power and authority to perform its obligations under such indenture.

        This opinion letter is based as to matters of law solely on the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

        Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

        The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

Schedule 1

1.
An executed copy of the Registration Statement.

2.
The Form of Indenture to be entered into between the Company and The Bank of New York, as trustee, relating to the Debt Securities, filed as Exhibit 4.1 to the Registration Statement (the "Indenture").

3.
The Articles of Restatement of the Company, with amendments thereto (the "Charter"), as certified by the State Department of Assessments and Taxation of the State of Maryland (the "MSDAT") on July 11, 2006 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.
The by-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Bylaws").

5.
Resolutions of the Board of Directors of the Company adopted November 27, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing by the company of the Registration Statement and other related matters (the "Resolutions").

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  Exhibit 5
Schedule 1